Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (file no. 333-292837) of our report dated April 30, 2026, with respect to the consolidated financial statements of Baiya International Group Inc. and its subsidiaries, included in this Annual Report on Form 20-F for the year ended December 31, 2025.

/s/ Assentsure PAC

Singapore

April 30, 2026